EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
      PCAOB REGISTERED





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use, in the registration statement on Form SB-2 of Muskoka Flooring Corporation, of our report dated October 22, 2007 on our audit of the financial statements of Muskoka Flooring Corporation as of the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005, and the related statements of operations, stockholders' equity and cash flows for the six months ended June 30, 2007 and the years ended December 31, 2006 and 2005, and the reference to us under the caption "Experts."








/s/ MOORE & ASSOCIATES, CHARTERED
_________________________________
Moore & Associates Chartered
Las Vegas, Nevada
December 18, 2007










               2675 S. JONES BLVD. SUITE 109, LAS VEGAS, NV 89146
                         (702)253-7499 FAX (702)253-7501